Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Sustainable Development Acquisition I Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 27, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of  Sustainable Development Acquisition I Corp. as of December 31, 2020 and for the period from December 16, 2020 (inception) through December 31, 2020 appearing in the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on February 2, 2021 (File No. 333-252161), of Sustainable Development Acquisition I Corp .

/s/ Marcum llp

Marcum llp
New York, NY
February 4, 2021